Exhibit 99.1
Aradigm Announces Third Quarter 2010 Financial Results
Company Eliminates $9.1M in Debt with Completion of Debt for Equity Transaction and
Announces Awards of Over $733,000 in Government Grants
Hayward, CA — November 11, 2010 — Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2010.
The Company recorded net income for the third quarter of 2010 of approximately $1.3 million, or $0.01 per share, compared to a net loss of approximately $3.0 million, or $0.03 per share, for the third quarter of 2009. The net income was the result of a non-recurring gain of approximately $4.5 million from the extinguishment of debt associated with the debt for equity transaction with Novo Nordisk A/S, which closed in September 2010. With the closing of the transaction with Novo Nordisk A/S, the Company eliminated all outstanding debt from the balance sheet. Total operating expenses for the third quarter of 2010 were approximately $3.3 million, compared to total operating expenses of approximately $5.4 million for the third quarter of 2009. The decrease in operating expenses was primarily due to expense reduction efforts and the absence of impairment expenses associated with the termination of the collaboration with Lung Rx, Inc.
Revenue of approximately $239,000 was recorded in the third quarter of 2010, compared to approximately $4.9 million in revenue recorded for the third quarter of 2009. The third quarter 2010 revenue represented the first recurring quarterly royalty payment received from Zogenix, Inc. for royalties from the sales of the SUMAVEL* DosePro* needle-free delivery system. The third quarter 2009 revenue represented the previously deferred revenue associated with the collaboration with Lung Rx, Inc., which was recognized upon the termination of the collaboration.
As of September 30, 2010, cash, cash equivalents and short-term investments totaled approximately $7.6 million. This amount does not include the approximately $733,000 in awards from the Qualifying Therapeutic Discovery Project grants referenced below.
Recent Highlights
The Company announced that:
•	On October 20, 2010, the Company announced positive top line data from its recently concluded 6-month Phase 2b study (ORBIT-2) with Aradigm’s once-daily dual release ciprofloxacin for inhalation (DRCFI, ARD-3150) in patients with non-cystic fibrosis bronchiectasis. Statistical significance was achieved in the primary endpoint and one of the secondary endpoints. The primary endpoint — the mean change in Pseudomonas aeruginosa density in sputum from baseline to day 28 — was met. In the full analysis population*, there was a significant mean reduction of 4.2 log10 units in the ARD-3150 group, reflecting an almost sixteen-thousand fold decrease in bacterial load, versus a very small mean decrease of 0.1 log10 units in the placebo group (p=0.004). Secondary endpoint analysis showed that 17 subjects in the placebo group required supplemental antibiotics for respiratory-related infections versus 8 subjects in the ARD-3150 group (p=0.05). Positive trends were observed in the key area of pulmonary exacerbations. The median time to first exacerbation was 58 days in the placebo group versus 134 days in the ARD-3150 group and there were fewer exacerbations in the treatment group compared to the placebo group.
•	On September 20, 2010, the Company closed the transaction contemplated by the previously announced July 30, 2010 Stock Purchase Agreement with Novo Nordisk A/S. At the closing, the Company issued 26 million shares of the Company’s common stock to Novo Nordisk A/S in a private placement as consideration for the termination of a promissory note in favor of Novo Nordisk A/S under which approximately $9.1 million was outstanding on July 30, 2010, representing an effective price per share of $0.3505. The promissory note that was terminated at closing represented a loan that was made by Novo Nordisk A/S to the Company in 2006 in the principal amount of $7.5 million, with interest accruing at 5% per annum.

•	On September 23, 2010, the Company received proceeds of approximately $891,000 from the exercise of all of the warrants to purchase an aggregate of 7,527,214 shares of the Company’s common stock that were issued in the private placement that closed on June 21, 2010. The warrants became exercisable following the Company’s Special Meeting of Shareholders held on September 14, 2010, at which the Company obtained the requisite approval from the Company’s shareholders on all three proposals presented at the Special Meeting to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of the Company’s common stock.

•	On November 2, 2010, the Company announced that it received notification from the U.S. Internal Revenue Service (IRS) that it was approved to receive three grants in the amount of $244,479.25 each for qualified investments in three qualifying therapeutic discovery projects. In July 2010, the Company applied for grants for three projects under the Qualifying Therapeutic Discovery Project. The three projects were: 1) ARD-3150 Liposomal Ciprofloxacin for the Treatment of Non-CF Bronchiectasis, 2) ARD-3100 Liposomal Ciprofloxacin for the Treatment of Non-CF Bronchiectasis and 3) ARD-3100 Liposomal Ciprofloxacin for the Treatment of Cystic Fibrosis. After a determination by U.S. Department of Health and Human Services (HHS) that all three projects met the definition of a “qualifying therapeutic discovery project”, the IRS certified the qualifying investment and approved the award amount of $244,479.25 per project, for a total of $733,437.75 in awards to the Company. The qualified investments represent 2009 research and development expenses; there are no future performance obligations related to these grants.

•	On November 4, 2010, the Company announced that it appointed Tamar D. Howson to its board of directors. Ms. Howson brings significant business development and life sciences industry expertise developed through her career as a senior professional at several leading pharmaceutical companies and as an advisor to several investor funds. She served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb Company (Bristol-Myers) from 2001 until 2007. During her tenure at Bristol-Myers, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. From 1991 to 2000, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham plc, a global pharmaceutical company. She also managed SR One Ltd., a venture capital fund of SmithKline Beecham, plc. From 1990 to 1991, Ms. Howson held the position of Vice President, Venture Investments at Johnston Associates, Inc.,, and from 1987 to 1990, she served as Director of Worldwide Business Development and Licensing for Squibb Corporation. She previously served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. and on the boards of Ariad Pharmaceuticals, Inc., SkyePharma, plc, NPS Pharmaceuticals, Inc., Targacept, Inc., and the Healthcare Businesswomen’s Association. Ms. Howson received her MBA in finance and international business from Columbia University. She holds a MS from the City College of New York and a BS from Technion in Israel
“The completion this quarter of two key financial transactions allowed us to significantly strengthen our balance sheet by eliminating all outstanding debt and adding to our cash reserves. Our focus for the next quarter is on collecting the funds from the Qualifying Therapeutic Discovery Project awards, completing patient enrollment for the ORBIT-1 clinical trial of our inhaled liposomal ciprofloxacin in bronchiectasis and reviewing the data from our successful ORBIT-2 clinical trial with potential partners with the goal of establishing a funded partnering agreement for this program,” said Igor Gonda, the Company’s President and Chief Executive Officer.
About liposomal ciprofloxacin
Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received ARD-3100 once-a-day for 2 (CF) or 4 (BE) weeks, respectively. A double-blind, placebo-controlled study in 96 bronchiectasis patients treated with ARD-3100 for 28 days (ORBIT-1) is currently underway. The Company is also developing these formulations as a potential medication for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhaled bioterrorism infections and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding our future plans and expectations related to clinical trials and potential partnerships. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated therein, including, but not limited to, the ability to enter into partnerships, the costs, timing and results of clinical trials, the risk that results of later stage clinical trials may not be as favorable as earlier trials, uncertainties concerning FDA and other government regulation and the need to obtain and maintain regulatory approval, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 24, 2010, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

*	Other names and brands may be claimed as the property of others.
SOURCE: Aradigm Corporation
Contact: Nancy Pecota, Chief Financial Officer, 510-265-9370

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$239	$4,883	$4,239	$4,883

Operating expenses:
Research and development	2,403	2,426	7,976	9,079
General and administrative	895	1,323	3,530	4,089
Restructuring and asset impairment	11	1,638	37	1,860

Total operating expenses	3,309	5,387	11,543	15,028

Loss from operations	(3,070)	(504)	(7,304)	(10,145)

Interest income	3	16	17	58
Interest expense	(95)	(109)	(313)	(318)
Other income (expense), net	15	1	121	(3)
Gain from extinguishment of debt	4,462	—	4,462	—

Net income/(loss)	$1,315	$(596)	$(3,017)	$(10,408)

Basic and diluted net income/(loss) per common share	$0.01	$(0.01)	$(0.03)	$(0.12)

Shares used in computing basic net income/(loss) per common share	139,167	99,347	114,787	89,888

Shares used in computing diluted net income/(loss) per common share	140,177	99,347	114,787	89,888

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$7,367	$3,903
Short-term investments	270	5,228
Receivables	111	155
Prepaid and other current assets	164	328

Total current assets	7,912	9,614
Property and equipment, net	1,693	2,166
Notes receivable	53	52
Other assets	137	133

Total assets	$9,795	$11,965

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$223	$572
Accrued clinical and cost of other studies	838	670
Accrued compensation	514	341
Facility lease exit obligation	141	263
Other accrued liabilities	395	357

Total current liabilities	2,111	2,203
Deferred rent	111	136
Facility lease exit obligation, non-current	754	828
Other non-current liabilities	75	75
Note payable and accrued interest	—	8,896
Shareholders’ equity (deficit)	6,744	(173)

Total liabilities and shareholders’ equity (deficit)	$9,795	$11,965

*	The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date.
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